                                                                      EXHIBIT 11

Imperial Credit Mortgage Holdings, Inc.
Statement Regarding Computation of Earnings Per Share

                                                              For the Period
                               Nine Months Ended              November 20, -
                              September 30, 1996              December 31, 1995
                              ------------------              -----------------

Primary Earnings Per Share:

Net Income                        7,393,637                           315,443

Avg. Number of Shares
Outstanding                       5,208,150                         4,250,000

Net effect of dilutive stock
options - Based on treasury
stock method using average
market price                         81,333                            34,010

Total average shares              5,289,483                         4,284,015

Primary Earnings Per Share (a)         1.40                              0.07


(a) Fully diluted earnings per share were not materially different